Citizens Bank of Rhode Island
                          Citizens Investment Advisors

                                 Code of Ethics

                                   March 2005



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                          CITIZENS BANK OF RHODE ISLAND
                          CITIZENS INVESTMENT ADVISORS

                                 CODE OF ETHICS

INTRODUCTION

This Code of Ethics has been adopted by Citizens Investment Advisors ("CIA"), a separately identifiable department of Citizens Bank of Rhode Island ("CBRI"), to implement this Code of Ethics and to establish standards of conduct for its personnel.

This Code of Ethics is applicable to Access Persons, Advisory Persons and Supervised Persons of CIA. With respect to any Access Person, Advisory Person and Supervised Person of CIA, the provisions of this Code of Ethics supersedes any inconsistent provision in any other policy of, or the Code of Ethics of, CBRI.

Please read the specifics of this Code of Ethics carefully. If you have any questions, discuss them with the Chief Compliance Officer ("CCO"), who, in that capacity, serves the regulatory compliance function for CIA. Be sure that you understand this Code of Ethics.

The CCO is responsible for enforcing and interpreting this Code of Ethics, and is always available to answer any questions.

ADOPTION OF THIS CODE OF ETHICS

This Code of Ethics has been adopted in compliance with Section 17(j) of the 1940 Act and Rule 17j-1 (the "Rule") thereunder and Sections 204 and 204A of the Advisers Act and the rules thereunder.


I.

STANDARD OF BUSINESS CONDUCT

CIA's successful business operation depends not only on the competence of its employees, but also upon its reputation for honesty, integrity, lack of bias and highest ethical standards in the conduct of its business affairs.

CIA will conduct its business in accordance with the following principles:

|X|      conduct its business with integrity

|X|      conduct its business with due skill, care and diligence

|X| take reasonable care to organize and control its affairs responsibly and effectively, with adequate risk management systems

|X|      observe proper standards of market conduct

|X|      place the interest of its customers above its own

|X| pay due regard to the information needs of its clients, and communicate information to them in a way which is clear, fair and not misleading

|X| take reasonable care to ensure the suitability of its advice and discretionary decisions for any customer who is entitled to rely upon its judgment

|X| deal with its regulators in an open and co-operative way, and disclose to them appropriately anything relating to the company which the regulators would reasonably expect notice

|X| take reasonable care to ensure that staff are adequately trained and able to conduct their responsibilities including, where appropriate, to standards specifically required by relevant regulatory and statutory codes.




II.      GENERAL DEFINITIONS

Listed below are definitions for some of the terms used in this Code of Ethics, many of which are defined by law.

"Access Person" shall mean

         (a) any Advisory Person of CIA1;

         (b) any Supervised Person of CIA who

     (i) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

     (ii) is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic2; and

         (c) for purposes of this Code of Ethics, all of CIA's directors and officers are presumed to be Access Persons of CIA and of any Fund advised by CIA3. This presumption may be rebutted as described in Section III of this Code.

"Advisory Person" shall mean any employee of CIA (or of any company in a "Control" relationship to CIA) who, in connection with his or her regular functions or duties, makes, participates in, or obtains any information regarding the purchase or sale of securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales of securities. Also included within the definition of "Advisory Person" is any natural person in a "Control" relationship to CIA who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Securities4.

"Beneficial Ownership/Beneficial Owner" shall mean any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect pecuniary interest in a security, within the meaning of the Securities Exchange Act Rule 16a-1(a)(2). "Pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. "Indirect pecuniary interest" includes, but is not limited to, securities held by members of your immediate family who share your household, including your spouse, children and stepchildren, parents, grandparents, brothers and sisters, and any of your in-laws.

If you need help in determining whether you have beneficial ownership of any security for purposes of this Code of Ethics, you should consult the CCO.

 "CCO" shall mean the Chief Compliance Officer of Citizens Investment Advisors.

"Code of Ethics/Code" shall mean this Code of Ethics.

"Control" shall mean the power to exercise a controlling interest over the management or policies of a company, unless such power is solely the result of an official position. Any person is presumed to "Control" a company if that person owns, directly or indirectly through one or more controlled companies, more than 25% of the voting securities of a company. Despite this presumption, a person may not be a Control Person if facts, other than security ownership, demonstrate that such person does not have a controlling interest. Similarly, persons owning less than 25% of the voting securities of a company may be deemed to have "Control" depending upon the facts and circumstances.

"Fund" shall mean any investment company registered under the Investment Company Act of 1940 to which CIA provides investment advisory services. "Independent Trustee" shall mean, with respect to a Fund, a trustee who is not an interested person of such fund.

"Personal Trading" shall mean the purchase or sale of securities by an individual for his or her own account, any other account in which he or she has a "Beneficial Ownership" interest, or any account (other than an account of an advisory client of CIA) for which the individual decides what securities transactions will be effected for the account, either by making recommendations to the account owner or by entering orders directly with the broker handling the account.

"Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a security.

"Reportable Fund" shall mean any fund for which CIA serves as an investment adviser.

"Reportable Security" shall mean a security as defined in Section II but shall not include direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of third-party U.S.-registered open-end investment companies (including money market funds), shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

"Security" shall mean any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of securities (including any interest therein based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or generally any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

For purposes of the provisions of this Code of Ethics governing personal securities trading and pre-clearance, and reporting of transactions and holdings, "Security" does not include direct obligations of the U.S. Government, shares of registered open-end investment companies (mutual funds), bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements (i.e., any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization).

"Security Held or to be Acquired" means (A) any Security that within the most recent 15 days is being or has been: (i) held by a Fund or (ii) "considered for purchase or sale" by or on behalf of a Fund and (B) any option to purchase or sell, and any security convertible into or exchangeable for, a Security described in (A) above. A Security is "being considered" for purchase or sale if:

     (a) there is an outstanding order (this includes orders that are in the process of being executed) to purchase or sell that Security for the Fund;

     (b) there is an outstanding oral or written recommendation with respect to that Security that has not been acted upon or rejected; or

     (c) the person responsible for a portfolio intends to purchase or sell (e.g., has decided to but has not yet purchased or sold) that Security for a Fund's portfolio.

"Supervised Person" shall mean any officer, director, or employee of CIA, or any other person who provides investment advice on behalf of CIA and is subject to the supervision and control of CIA5.


III. APPLICATION OF THE CODE OF ETHICS

This Code of Ethics applies, generally, to all Supervised Persons. However, certain requirements apply only to Access Persons and/or Advisory Persons, as defined in Section II of this Code.

For the purposes of this Code, all directors and officers of CIA are presumed to be Access Persons and thus are subject to the restrictions and requirements that apply to Access Persons in this Code unless and until the presumption is rebutted. The presumption may be rebutted only if the CCO makes a finding that such person does not have access to non-public information regarding the Purchase or Sale of Securities by CIA or its advisory clients or nonpublic information regarding the portfolio holdings of any of the CIA Funds or its advisory clients, and is not involved in making securities recommendations to any of the CIA Funds and does not have access to such nonpublic recommendations.

Prior to making a determination rebutting the presumption that a person is an Access Person, the CCO shall investigate all relevant facts and prepare a memorandum for the file which sets forth the facts demonstrating the rebuttal of the presumption, as well as the CCO's determination that such person is not, in fact, an Access Person for the purpose of this Code. The CCO shall retain a copy of this memorandum in the business records of CIA. The CCO will also maintain a list of all persons deemed Access Persons for the purpose of this Code. The CCO shall review the list and reaffirm that it is accurate and complete no less frequently than on an annual basis.


IV. DELIVERY AND ACKNOWLEDGEMENT OF THE CODE OF ETHICS AND AMENDMENTS TO THE CODE OF ETHICS

The CCO will provide the Code of Ethics, and any amendments to the Code of Ethics, to every Supervised Person, Access Person and Advisory Person of CIA. Each such person who receives this Code is required to read and fully understand his or her obligations under this Code, and any amendments, then sign and date the attached Certification and return it to the CCO, who will maintain it as part of CIA's records. Keep a copy of the Code of Ethics for your reference.

V.       PROHIBITED TRANSACTIONS AND ACTIVITIES

CIA and its Supervised Persons, Access Persons and Advisory Persons have, first and foremost, a fiduciary obligation to CIA's advisory clients.

As a general matter, it is a violation of the policies of CIA and of this Code for any of CIA's personnel, officers or directors, including without limitation Supervised Person, Access Persons and Advisory Persons, to engage in any act, practice, or course of business in violation of any provision of the Federal securities laws or the SEC's rules implementing such laws.

A.  General Prohibition Against "Front-Running"

The practice of trading on the basis of the anticipated market effect of trades for a Fund, which is known as "front-running" or "scalping," constitutes a violation of the Federal securities laws.

Therefore, it is absolutely prohibited for any Access Person to engage in Personal Trading in a Security that the Access Person knows or should know is a "Security Held or to be Acquired" by a Fund.

B.  Prohibited Personal Trading by Access Persons

In addition to the above general prohibitions, Access Persons are prohibited from engaging in Personal Trading in any Security, except as specifically permitted in Section VIII of this Code of Ethics. In no event are Access Persons permitted to

1. acquire Beneficial Ownership in any securities in an initial public offering, unless there is prior approval in writing by the Group Executive Vice President with notice to the CCO;

2. acquire Beneficial Ownership in a limited offering, unless there is prior approval in writing by the Group Executive Vice President with notice to the CCO; or

         3. effect short sales or acquire short positions in any "Security Held" by a Fund.

A record of all written approvals of, and rationale supporting, any direct or indirect acquisition by Access Persons of an investment in an initial public offering or limited offering will be made by Access Persons on a Personal Trading Authorization Form (Exhibit A) and retained by the CCO in accordance with Section XI herein.

Access Persons who have acquired limited offering securities pursuant to prior written approval from the Group Executive Vice President must immediately disclose that investment to the CCO before they participate at any level in any subsequent consideration of an investment in the issuer for a Fund. In such circumstance, the decision to purchase securities of the issuer for the Fund will be subject to independent review by CBRI personnel with no personal interest in the issuer.

Access Persons who are not Advisory Persons are not subject to the above restrictions on personal trading or the pre-clearance requirements of this Code of Ethics provided that, in the ordinary course of performing their duties or otherwise, they do not have access to or have information concerning the Securities trades that are being executed, under consideration, or recommended for any Fund

C.  Material Non-Public Information

No Access Person may purchase or sell any security, or be involved in any way in the purchase or sale of a security, while in possession of material non-public information about the security or its issuer, regardless of the manner in which such information was obtained. Furthermore, no person possessing material non-public information may disclose such information to any person other than the Group Executive Vice President or the CCO, except to the extent authorized by the CCO. This prohibition covers transactions for a Fund made in the course of your employment with CIA, as well as transactions for your personal accounts and accounts of persons in privity with you.

Material non-public information includes corporate information, such as undisclosed financial information about a corporation, and market information, such as a soon-to-be-published article about a corporation. Material information is defined as information that an investor would consider important in making an investment decision, or which would substantially affect the market price of a security if generally disclosed. Non-public information is defined as information that has not been effectively made available to the marketplace. Any questions as to whether certain information is material non-public information should be directed to the CCO.

D.  Dealings with Persons Who Do Business With a Fund

No Access Person may seek or accept from any person that does business with a Fund any item of material value or preferential treatment that is or appears to be connected with the Fund directing business to that person.

For purposes of this prohibition, "items of material value" include but are not limited to:

1.   gifts amounting in value to more than $100 per person per year; and

2. payment or reimbursement of travel expenses, including overnight lodging, in excess of $100 per person per year.

"Items of material value" do not include:

1. an occasional meal, a ticket to a sporting event or the theater or comparable entertainment, which is not conditioned on directing business to the firm that provided such meal or entertainment and is neither so frequent nor so extensive as to raise any question of propriety; or

2. an unconditional gift of a typical item of reminder advertising such as a ball-point pen with the name of the advertiser inscribed, a calendar pad, or other gifts amounting in value to not more than $100 per person per year.

Any invitations involving travel for more than one day must have advance approval from the Group Executive Vice President.

E.       Unlawful Actions

          It is unlawful for any Access Person, in connection with the purchase or sale, directly or indirectly, by the Access Person of a Security of a Fund:
(1) To employ any device, scheme or artifice to defraud the Fund; (2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading; (3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or (4) To engage in any manipulative practice with respect to the Fund.


VI.      CONFIDENTIALITY OF SECURITIES RECOMMENDATIONS AND INVESTMENT
     DECISIONS

From the time that an Advisory Person anticipates making a recommendation to purchase or sell a Security or the time that he or she decides to purchase or sell a Security for a Fund or learns of such recommendation or decision, through the time that all trades based on that recommendation or decision have been consummated, the subject and content of that recommendation or investment decision are considered to be proprietary information that may only be used for the benefit of the Fund. Such information also may be considered to constitute "material non-public information" by the SEC and other regulatory authorities. Accordingly, Advisory Persons must maintain the utmost confidentiality with respect to their recommendations and investment decisions during this period and may not discuss a contemplated recommendation with anyone other than the Group Executive Vice President, the CCO, the portfolio manager for the Fund or the broker-dealer or issuer executing the order. In addition, this confidentiality obligation extends to all Access Persons and other CIA personnel who may obtain access to such information.

This prohibition is not intended to inhibit exchanges of information among Advisory Persons concerning the Securities in their respective areas of coverage. Rather, this Code of Ethics is a recognition of general fiduciary principles, including but not limited to the duty to place the interest of a Fund, including its shareholders, first at all times. Any questions concerning the distinction between an appropriate informational exchange and a prohibited communication should be discussed with the CCO.

VII. APPROVALS OF TRANSACTIONS OR REQUESTS FOR WAIVERS OF RESTRICTIONS BY A SENIOR OFFICER OF CIA.

In the event that a senior officer of CIA seeks to engage in a transaction for which approval is required under this Code or seeks a waiver pursuant to Section VIII of this Code, the approval or waiver shall be granted or denied by the senior manager of the Corporate Risk Management department of CBRI. A written record of the action taken and the reasons for it shall be made by the person making the determination and the original record retained in accordance with
Section XI hereof.

VIII. EXEMPTED TRANSACTIONS

The following types of Personal Trading are exempted from the restrictions in
Section V-B above:

1. trading in Securities in an account over which a person does not have direct or indirect Control or influence (e.g., a blind trust);

2.   purchases of Securities pursuant to an automatic investment plan;

3. purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer;

4. transactions which have been pre-cleared in writing by the Group Executive Vice President, by use of the Personal Trading Authorization Form based on the information and representations set forth in the Form and such other information as the Group Executive Vice President determines is appropriate to consider; and transactions in circumstances where the Group Executive Vice President finds that permitting the transaction is necessary or appropriate to alleviate hardship or to deal with unforeseen circumstances, and is otherwise appropriate, is consistent with the purposes and policies of this Code of Ethics, is not in conflict with the interests of the Fund and is in compliance with applicable law. Any such finding will be documented in writing and maintained in accordance with Section XI herein.


IX.  REPORTING OF PERSONAL SECURITIES HOLDINGS AND TRADING ACCOUNTS

All Access Persons are required to submit initial and annual reports of reportable securities holdings as well as quarterly reports of reportable securities trading as outlined below. The CCO shall identify Access Persons subject to these reporting requirements and shall have the duty to inform those Access Persons of these requirements. The CCO shall maintain a record of all Access Persons required to submit reports pursuant to this section.

All reports provided pursuant to this section will be reviewed by the CCO to ensure that the Access Persons have abided by this Code of Ethics and to seek to identify any improper trades or patterns of abuse. Additionally, the CCO will review reports against any pre-clearance activity during the period of the report.

The CCO will report any violations of this Code of Ethics to the Group Executive Vice President. If reporting a violation of the Group Executive Vice President, the CCO will report such violation to the senior manager of the Corporate Risk Management department of CBRI.

No report required by this Section shall be construed as an admission by the Access Person that he or she has any Beneficial Ownership of any Security on the report.

A. Initial and Annual Reports

All Access Persons must, upon becoming an Access Person, disclose all holdings in reportable securities over which the Access Person has direct or indirect control or influence, (including those of immediate family members living in the same household as the Access Person). All Initial Reports shall be made in writing to the CCO within 10 days of becoming an Access Person and such information shall be current as of a date no more than 45 days prior to such person becoming an Access Person.

Thereafter, Access Persons must submit annual holdings reports to the CCO.

These reports must include:

o the title and type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the Access Person had any Beneficial Ownership when the person became an Access Person,

o the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit, and

o    the date that the Access Person submits the report.

The CCO shall retain copies of Initial and Annual Holdings Reports in accordance with Section XI of this Code of Ethics.

B. Quarterly Reports

Each Access Person must submit a Quarterly Report to the CCO containing the information described below with respect to transactions in any reportable securities in which such Access Person had, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in a reportable security. Access Persons are not required to report Exempt Transactions, as defined below. Access Persons are not required to report trades in accounts over which they do not have influence or Control over investment decisions (e.g., a blind trust).


Quarterly Reports must be submitted in writing to the CCO no later than 30 days after the end of the calendar quarter in which the transaction(s) were effected. The CCO shall retain the reports in accordance with Section XI of this Code of Ethics.

Quarterly Reports must include the following information for each transaction in reportable security:

         (a) the date of the transaction, the title, the interest rate and maturity (if applicable), and number of shares, and the principal amount of each Security involved;

         (b) the nature of the transaction (e.g., purchase, sale, or any other type of acquisition or disposition);

         (c) the price at which the transaction was effected;

         (d) the name of the broker, dealer, or bank with or through which the transaction was effected; and

         (e) the date that the report is submitted by the Access Person.


The following are "Exempt Transactions" for the purpose of the Quarterly Report requirements:

o transactions in reportable securities pursuant to an automatic investment plan, and

o transactions reported in broker trade confirmations or account statements received by CIA if all of the above required information is included and confirmations or account statements are received by the CCO within 30 days of the close of the calendar quarter.

X. ACCESS PERSONS SERVING AS DIRECTORS OF PUBLICLY-TRADED COMPANIES

Access Persons who serve as directors of publicly-traded companies may have an inherent conflict of interest between the fiduciary duty owed to the Fund and that owed to the shareholders of such publicly-traded companies. To avoid such potential conflicts of interest, all Access Persons must receive the prior written approval of the Group Executive Vice President, with notice to the CCO, before serving as director of any publicly-traded company, which approval may be withheld in the Group Executive Vice President's sole discretion. If you are an Access Person and currently serve as a director of a publicly-traded company, you should notify the CCO immediately. Prior to commencement of employment with CBRI and/or CIA and annually thereafter, each Access Person shall provide the CCO with a written list of all positions held by the Access Person with any publicly-traded company.

Access Persons who receive permission to serve as directors of publicly-traded companies will be isolated through "Fire Walls" or other procedures from making decisions regarding the securities of those companies for which they serve as directors. An especially sensitive situation involves representation on a creditors' committee. Particular care will be taken to create a "Fire Wall" between portfolio management and creditors' committee representation.

XI. RECORD KEEPING

The CCO shall maintain the following records in the manner described under the Investment Advisers Act of 1940 and the Investment Company Act of 1940, for a time period of five years:

a) a copy of this Code of Ethics and any other Code of Ethics which is, or at any time within the past five years has been in effect and all amendments to such Code(s) of Ethics;

b) records of any violations of this Code of Ethics and any actions taken as a result of such violations;

c) a record of all signed and dated Certifications, from each person who is currently or within the past five years was an Access, Advisory, and/or Supervised Person subject to this Code of Ethics, acknowledging receipt of the Code of Ethics and any amendments or update;

d) each report, record or finding made under this Code of Ethics, including any information provided in lieu of these reports (e.g., confirmations, account statements);

e) a list of all persons who currently are or within the past 5 years have been Access Persons

f) a list of all persons who currently are or within the past 5 years have been responsible for reviewing reports submitted pursuant to the Code of Ethics;

g) each signed and approved Personal Trading Authorization Form submitted by an Access Person

XIV.          VIOLATIONS OF THIS CODE OF ETHICS

All Access Persons shall promptly report any actual or suspected violations this Code of Ethics to the CCO. In the absence of the CCO, violations may be reported to the Group Executive Vice President but also must be separately reported to the CCO promptly following his or her return to the office. The identity of the person making such a report will be kept in confidence whenever possible. Access Persons who report actual or suspected violations will be protected from retaliation for making such reports.

Violations of this Code of Ethics may result in the imposition of criminal penalties or sanctions by the SEC, other regulatory authorities, CIA, or CBRI, including forfeiture of any profit from a transaction, and forfeiture of future discretionary salary increases or bonuses and suspension or termination of employment. Determinations as to whether a violation has occurred, and the appropriate sanctions, if any, shall be made by the General Counsel of CFG; provided however, that no person believed to have violated this Code of Ethics shall participate in such determinations made with respect to his or her own conduct.


                                  Certification

I have read the Code of Ethics of Citizens Investment Advisors, a separately identifiable department of Citizens Bank of Rhode Island, in its entirety, and I understand it. I agree to comply fully with all of its provisions.


Date:
       ---------------------------



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signature


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print name

                                    EXHIBIT A

                          CITIZENS BANK OF RHODE ISLAND
                          CITIZENS INVESTMENT ADVISORS
                       PERSONAL TRADING AUTHORIZATION FORM


In connection with the contemplated
                                    -----------------------------------
                                                     (purchase or sale)*

by                                   of
   ---------------------------------    ----------------------------------------
           (name of employee)                    (number of shares)

of                                   on                                        :
   ---------------------------------    ---------------------------------------
           (name of security)                             (date)

I confirm that to my knowledge (a) there presently is no outstanding order to purchase or sell the above-listed security for the portfolio of any investment company registered under the Investment Company Act of 1940 to which Citizens Investment Advisors provides investment advisory services ("Fund"); (b) there is no outstanding oral or written communication with respect to that security that has not been acted upon or rejected; (c) I have no present intention to purchase or sell that security for a Fund and am not aware that such security is "being considered" by anyone with discretionary authority over trading of behalf of a Fund and (d) I am not in possession of material non-public information with respect to the security described above nor am I making the transaction described above on the basis of material non-public information. I further confirm that the above conditions have existed during this entire business day. Finally, I confirm that I have no access to or knowledge of current recommendations or investment decisions relating to this security that may be being made or considered for a Fund by an investment adviser not subject to this Code of Ethics.


Date:                                     Signed:
          ----------------------------          -----------------------------

Approved:                                  Date:
          -----------------------------         -----------------------------
        Group Executive Vice President



* If other than market order, describe proposed limits.





--------------------------------

1 See ss. 270.17j-1(a)(1)(i) as amended
2 See ss. 275.204A-1(e)(1)(i)
3 See ss. 270.17j-1(a)(1)(i) as amended and ss. 275.204A-1(e)(1)(ii)
4 See ss. 270.17j-1(a)(2)
5 See Invest Advisors Act of 1940